Exhibit 99.1
GRAND CANYON EDUCATION, INC.
ANNOUNCES COURT APPROVAL OF SETTLEMENT OF FALSE CLAIMS ACT CASE
Phoenix, AZ, August 18, 2010 — Grand Canyon Education, Inc. (NASDAQ: LOPE) announced today that, following the close of the markets on Tuesday, August 17, 2010, the United States District Court for the District of Arizona filed an order approving a settlement agreement between the Company and the plaintiff (“relator”) in the False Claims Act case, United States of America ex rel. Ronald D. Irwin v. Significant Education, Inc. Under the terms of the agreement, the Company will pay an aggregate settlement amount of $5.2 million to the United States and the relator and, in return, the Company will receive a release from all future False Claims Act claims (i.e. qui tam actions) and, as and to the extent described below, from all future US Department of Education (“DOE”) administrative actions, in each case with respect to all incentive compensation-related conduct which is of the same subject matter as the conduct at issue in the Irwin case (the “covered conduct”) for the period from January 1, 2001 through April 28, 2010 (the execution date of the settlement agreement). Subject to the Company’s payment of the settlement amount, this matter, which was originally filed in 2007 and unsealed in 2008, is now resolved.
“The Court’s order and the resulting settlement agreement bring to an end a dispute that has been ongoing since before our initial public offering and allows the Company to avoid the cost and distraction of a potentially protracted trial,” said Brian E. Mueller, Chief Executive Officer of Grand Canyon Education. “We are pleased that this matter is now concluded and that we can continue to focus on our business, including our efforts to ensure the highest levels of compliance in regard to evaluating and improving student academic progress, implementing financial aid, controlling student costs, and reducing student debt levels, as well as building the academic brand of the University.”
As previously disclosed, following a hearing on June 10, 2010, the Court had approved certain terms of the settlement agreement, including the amount and timing of the settlement payment and the Company’s release from future False Claims Act claims with respect to the covered conduct through the date of the settlement agreement, but had asked for further briefing and a final hearing on August 13, 2010 on the issue of whether the Court had jurisdiction to approve the settlement agreement, over the United States’ objections, if it included (i) within the scope of the release provision, a release, given by the relator acting on behalf of the DOE to the fullest extent permitted by law, from future DOE administrative actions with respect to the covered conduct, and (ii) a provision confirming that the Company had fully complied with a DOE Office of Inspector General subpoena issued in support of a DOE investigation of the covered conduct. In its August 17, 2010 order, the Court approved the inclusion of the administrative release provision in the settlement agreement, but stated that it lacked a basis for making a finding regarding the Company’s compliance with the OIG subpoena. As a result, the settlement agreement provides a release to the Company, given by the relator acting on behalf of the DOE to the fullest extent permitted by law, from future DOE administrative actions with respect to the covered conduct for the period from January 1, 2001 to April 28, 2010, although the DOE does retain the power it currently possesses to initiate other administrative actions against the Company.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of online postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 36,300 students were enrolled as of June 30, 2010. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.
Forward Looking Statement
Statements in this press release that are not statement of historical fact are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Grand Canyon Education’s previously filed Forms 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.